Exhibit 99.1

News Release

Lockheed Martin Reports Third Quarter 2019 Results

•	Net sales of $15.2 billion

•	Net earnings of $1.6 billion, or $5.66 per share

•	Generated cash from operations of $2.5 billion

•	Achieved record backlog of $137.4 billion

•	Increased quarterly dividend rate to $2.40 per share

•	Increased share repurchase authority by $1.0 billion

•	Updates 2019 financial outlook and provides 2020 financial trends

BETHESDA, Md., Oct. 22, 2019 – Lockheed Martin Corporation [NYSE: LMT] today reported third quarter 2019 net sales of $15.2 billion, compared to $14.3 billion in the third quarter of 2018. Net earnings in the third quarter of 2019 were $1.6 billion, or $5.66 per share, compared to $1.5 billion, or $5.14 per share, in the third quarter of 2018. Cash from operations in the third quarter of 2019 was $2.5 billion, compared to cash from operations of $361 million after pension contributions of $1.5 billion in the third quarter of 2018.

“The corporation achieved another quarter of strong growth and outstanding operational performance,” said Lockheed Martin Chairman, President and CEO Marillyn Hewson. “As we look ahead to 2020, we remain focused on providing innovative solutions for our customers, investing for long-term growth, and generating value for our shareholders.”

Summary Financial Results

The following table presents the corporation’s summary financial results.

	(in millions, except per share data)	Quarters Ended[2]		Nine Months Ended[2]
		Sept. 29, 2019	Sept. 30, 2018	Sept. 29, 2019	Sept. 30, 2018
	Net sales	$15,171	$14,318	$43,934	$39,351

	Business segment operating profit[1]	$1,665	$1,586	$4,934	$4,362
	Unallocated items
	FAS/CAS operating adjustment	513	451	1,537	1,353
	Severance and restructuring charges[3]	—	—	—	(96)
	Other, net[4]	(73)	(74)	(75)	(136)
	Total unallocated items	440	377	1,462	1,121
	Consolidated operating profit	$2,105	$1,963	$6,396	$5,483

	Net earnings[5]	$1,608	$1,473	$4,732	$3,793

	Diluted earnings per share	$5.66	$5.14	$16.66	$13.21

	Cash generated from operations[6]	$2,490	$361	$5,821	$921

1	Business segment operating profit is a non-GAAP measure. See the "Non-GAAP Financial Measures" section of this news release for more information.
2
For the quarter ended Sept. 29, 2019, the corporation's accounting period included 13 weeks compared to 14 weeks for the quarter ended Sept. 30, 2018. For the first nine months of 2019 and 2018, the corporation's accounting period included 39 weeks.

3
In the first nine months of 2018, the corporation recognized severance and restructuring charges totaling $96 million ($76 million, or $0.26 per share, after tax) associated with planned workforce reductions and the consolidation of certain operations at the corporation's Rotary and Mission Systems business segment.

4
In the first nine months of 2019, the corporation recognized a previously deferred non-cash gain of $51 million ($38 million, or $0.13 per share, after tax) related to properties sold in 2015 as a result of completing its remaining obligations.

5
Net earnings for the quarter and the first nine months of 2019 include benefits of $62 million ($0.22 per share) and $127 million ($0.45 per share), respectively, for additional tax deductions for the prior year, primarily attributable to foreign derived intangible income treatment based on proposed tax regulations released on March 4, 2019 and our change in tax accounting method. Net earnings for the quarter and the first nine months of 2018 include benefits of $148 million ($0.52 per share) and $152 million ($0.53 per share), respectively, for additional tax deductions for the prior year, primarily attributable to true-ups to the net one-time charges related to the Tax Cuts and Jobs Act enacted on Dec. 22, 2017 and our change in tax accounting method. See the "Income Taxes" section for further discussion.

6
Cash from operations in the third quarter of 2018 is after pension contributions of $1.5 billion. Cash from operations in the first nine months of 2018 is after pension contributions $5.0 billion and includes $870 million of tax refunds. The corporation made no pension contributions in 2019.

2019 Financial Outlook
The following table and other sections of this news release contain forward-looking statements, which are based on the corporation’s current expectations. Actual results may differ materially from those projected. It is the corporation’s typical practice not to incorporate adjustments into its financial outlook for proposed acquisitions, divestitures, ventures, changes in law, or new accounting standards until such items have been consummated, enacted or adopted. For additional factors that may impact the corporation’s actual results, refer to the “Forward-Looking Statements” section in this news release.

	(in millions, except per share data)	Current Update[3]	July Outlook

	Net sales	~$59,100	$58,250 - $59,750

	Business segment operating profit	~$6,425	$6,325 - $6,475

	Net FAS/CAS pension adjustment[1]	~$1,475	~$1,475

	Diluted earnings per share[2]	~$21.55	$20.85 - $21.15

	Cash from operations	≥$7,600	≥$7,600

1
The net FAS/CAS pension adjustment above is presented as a single amount and includes expected 2019 U.S. Government cost accounting standards (CAS) pension cost of approximately $2,565 million and expected financial accounting standards (FAS) pension expense of approximately $1,090 million. CAS pension cost and the service cost component of FAS pension expense is included in operating profit as part of cost of sales. The non-service cost components of FAS pension expense are included in other non-operating expense, net in the corporation’s consolidated statements of earnings. For additional detail on the corporation’s FAS/CAS pension adjustment see the supplemental table included at the end of this news release.

2
Although the corporation typically does not update its outlook for proposed changes in law, the above includes the effect of proposed tax regulations confirming that foreign military sales (FMS) qualify for tax deductions for foreign derived intangible income. The corporation believes incorporating the effect of the proposed regulations yields more accurate disclosure of the company’s expectations because the proposed regulations describe the tax treatment of FMS sales in accordance with the corporation’s analysis of the Internal Revenue Code.

3
The corporation’s financial outlook for 2019 does not include potential impacts to the corporation’s programs, including the F-35 program, resulting from U.S. Government actions related to Turkey or potential financial impacts related to the U.S. Government operating under a continuing resolution funding measure. During periods covered by continuing resolutions or until the regular appropriations bills are passed, the corporation may experience delays in procurement of products and services due to lack of funding, and those delays may affect its results of operations. The corporation currently does not expect either of these events to have an impact on its 2019 financial results.

2020 Financial Trends

The corporation expects its 2020 net sales to increase to approximately $62.0 billion. Total business segment operating margin in 2020 is expected to be in the 10.5 percent to 10.8 percent range and cash from operations is expected to be greater than or equal to $7.2 billion, net of $500 million of pension contributions. The preliminary outlook for 2020 assumes there is no impact from U.S. Government actions related to Turkey and the U.S. Government continues to support and fund the corporation's key programs. Changes in circumstances may require the corporation to revise its assumptions, which could materially change the corporation's current estimate of 2020 net sales, operating margin and cash flows.
The corporation currently expects a total net FAS/CAS pension benefit of approximately $2.1 billion in 2020. This estimate assumes a 3.25 percent discount rate (a 100 basis point decrease from the end of 2018), a 15.00 percent return on plan assets in 2019, and a 7.00 percent expected long-term rate of return on plan assets in future years, among other assumptions. A change of plus or minus 25 basis points to the assumed discount rate, with all other assumptions held constant, would result in an incremental increase or decrease of approximately $15 million to the estimated net 2020 FAS/CAS pension benefit. The impact of changes in the discount rate is significantly less than in prior years (i.e., $15 million for 2020 compared to $120 million for 2019) due to the expected completion of the planned freeze of the corporation’s salaried pension plans that was previously announced on July 1, 2014, which is discussed in further detail below. A change of 100 basis points to the return on plan assets in 2019, with all other assumptions held constant, would impact the net 2020 FAS/CAS pension benefit by approximately $15 million. As noted above, the corporation expects to make contributions of approximately $500 million to its qualified defined benefit pension plans in 2020 and anticipates recovering approximately $2.2 billion of CAS pension cost. The corporation will complete the annual remeasurement of its postretirement benefit plans and update its estimated 2020 FAS/CAS pension adjustment on Dec. 31, 2019. The final assumptions and actual investment return for 2019 may differ materially from those discussed above.
As previously announced on July 1, 2014, the corporation will complete the final step of the planned freeze of its qualified and nonqualified defined benefit pension plans for salaried employees effective Jan. 1, 2020. The service-based component of the formula used to determine retirement benefits will be frozen such that participants will no longer earn further credited service for any period after Dec. 31, 2019. As a result of these changes, the plans will be fully frozen effective Jan. 1, 2020. Retirees already collecting benefits and former employees with a vested benefit will not be affected by the change. Current employees also will retain all benefits already earned in their pension plan to date.

Cash Activities

The corporation’s cash activities in the third quarter of 2019 included the following:

•	paying cash dividends of $621 million, compared to $569 million in the third quarter of 2018;

•	repurchasing 0.6 million shares for $210 million, compared to 0.6 million shares for $216 million in the third quarter of 2018;

•	making capital expenditures of $308 million, compared to $339 million in the third quarter of 2018;

•	no net proceeds from or repayments of commercial paper, compared to net proceeds of $490 million in the third quarter of 2018; and

•	making no pension contributions, compared to pension contributions of $1.5 billion in the third quarter of 2018.
As previously reported on Sept. 26, 2019, the corporation increased its quarterly dividend by $0.20 per share, to $2.40 per share, beginning with the dividend payment in the fourth quarter of 2019. The corporation also increased its share repurchase authority by $1.0 billion with $3.3 billion in total remaining authorization for future repurchases of common stock under the program as of Sept. 29, 2019.

Segment Results
The corporation operates in four business segments organized based on the nature of products and services offered: Aeronautics, Missiles and Fire Control (MFC), Rotary and Mission Systems (RMS) and Space. The following table presents summary operating results of the corporation’s business segments and reconciles these amounts to the corporation’s consolidated financial results.

(in millions)	Quarters Ended		Nine Months Ended
	Sept. 29, 2019	Sept. 30, 2018	Sept. 29, 2019	Sept. 30, 2018
Net sales
Aeronautics	$6,178	$5,642	$17,312	$15,361
Missiles and Fire Control	2,601	2,273	7,362	6,035
Rotary and Mission Systems	3,709	3,848	11,239	10,637
Space	2,683	2,555	8,021	7,318
Total net sales	$15,171	$14,318	$43,934	$39,351

Operating profit
Aeronautics	$665	$600	$1,842	$1,646
Missiles and Fire Control	349	332	1,093	872
Rotary and Mission Systems	342	361	1,068	1,013
Space	309	293	931	831
Total business segment operating profit	1,665	1,586	4,934	4,362
Unallocated items
FAS/CAS operating adjustment	513	451	1,537	1,353
Severance and restructuring charges	—	—	—	(96)
Other, net	(73)	(74)	(75)	(136)
Total unallocated items	440	377	1,462	1,121
Total consolidated operating profit	$2,105	$1,963	$6,396	$5,483

Net sales and operating profit of the corporation’s business segments exclude intersegment sales, cost of sales, and profit as these activities are eliminated in consolidation. Operating profit of the corporation’s business segments includes the corporation’s share of earnings or losses from equity method investees as the operating activities of the investees are closely aligned with the operations of its business segments.

Operating profit of the corporation’s business segments also excludes the FAS/CAS operating adjustment described below, a portion of corporate costs not considered allowable or allocable to contracts with the U.S. Government under the applicable U.S. government cost accounting standards (CAS) or federal acquisition regulations (FAR), and other items not considered part of management’s evaluation of segment operating performance such as a portion of management and administration costs, legal fees and settlements, environmental costs, stock-based compensation expense, retiree benefits, significant severance actions, significant asset impairments, gains or losses from significant divestitures, and other miscellaneous corporate activities.
The corporation recovers CAS pension cost through the pricing of its products and services on U.S. Government contracts and, therefore, recognizes CAS pension cost in each of its business segment’s net sales and cost of sales. The corporation’s consolidated financial statements must present pension and other postretirement benefit plan expense calculated in accordance with U.S. generally accepted accounting principles (referred to as FAS pension expense). The operating portion of the net FAS/CAS pension adjustment represents the difference between the service cost component of FAS pension expense and CAS pension cost. The non-service FAS pension cost component is included in other non‑operating expense, net on the corporation’s consolidated statements of earnings. The net FAS/CAS pension adjustment increases or decreases CAS pension cost to equal total FAS pension expense (both service and non-service).

Changes in net sales and operating profit generally are expressed in terms of volume. Changes in volume refer to increases or decreases in sales or operating profit resulting from varying production activity levels, deliveries or service levels on individual contracts. Volume changes in segment operating profit are typically based on the current profit booking rate for a particular contract. In addition, comparability of the corporation’s segment sales, operating profit and operating margin may be impacted favorably or unfavorably by changes in profit booking rates on the corporation’s contracts for which it recognizes revenue over time using the percentage-of-completion cost-to-cost method to measure progress towards completion. Increases in profit booking rates, typically referred to as risk retirements, usually relate to revisions in the estimated total costs to fulfill the performance obligations that reflect improved conditions on a particular contract. Conversely, conditions on a particular contract may deteriorate, resulting in an increase in the estimated total costs to fulfill the performance obligations and a reduction in the profit booking rate. Increases or decreases in profit booking rates are recognized in the current period and reflect the inception-to-date effect of such changes.
Segment operating profit and margin may also be impacted favorably or unfavorably by other items, which may or may not impact sales. Favorable items may include the positive resolution of contractual matters, cost recoveries on severance and restructuring charges, insurance recoveries and gains on sales of assets. Unfavorable items may include the adverse resolution of contractual matters; restructuring charges, except for significant severance actions which are excluded from segment operating results; reserves for disputes; certain asset impairments; and losses on sales of certain assets.
The corporation’s consolidated net adjustments not related to volume, including net profit booking rate adjustments, represented approximately 29 percent of total segment operating profit in the third quarter of 2019 as compared to 34 percent in the third quarter of 2018.

Aeronautics

(in millions)	Quarters Ended		Nine Months Ended
	Sept. 29, 2019	Sept. 30, 2018	Sept. 29, 2019	Sept. 30, 2018
Net sales	$6,178	$5,642	$17,312	$15,361
Operating profit	$665	$600	$1,842	$1,646
Operating margin	10.8%	10.6%	10.6%	10.7%

Aeronautics’ net sales in the third quarter of 2019 increased $536 million, or 10 percent, compared to the same period in 2018. The increase was primarily attributable to higher net sales of approximately $480 million for the F-35 program due to increased volume on production, development and sustainment contracts and about $80 million for classified development programs due to higher volume.

Aeronautics’ operating profit in the third quarter of 2019 increased $65 million, or 11 percent, compared to the same period in 2018. Operating profit increased approximately $35 million for the F-16 program due to higher risk retirements on sustainment contracts, and about $20 million for the F-35 program due to increased volume on production, development, and sustainment contracts, partially offset by lower risk retirements. Adjustments not related to volume, including net profit booking rate adjustments and other matters, were comparable during the third quarter of 2019 compared to the same period in 2018.

Missiles and Fire Control

(in millions)	Quarters Ended		Nine Months Ended
	Sept. 29, 2019	Sept. 30, 2018	Sept. 29, 2019	Sept. 30, 2018
Net sales	$2,601	$2,273	$7,362	$6,035
Operating profit	$349	$332	$1,093	$872
Operating margin	13.4%	14.6%	14.8%	14.4%

MFC’s net sales in the third quarter of 2019 increased $328 million, or 14 percent, compared to the same period in 2018. The increase was primarily attributable to higher net sales of approximately $200 million for tactical and strike missile programs due to increased volume (primarily precision fires and new hypersonic development programs); and about $120 million for integrated air and missile defense programs due to increased volume (primarily Patriot Advanced Capability-3 (PAC-3) and Terminal High Altitude Area Defense (THAAD)).

MFC’s operating profit in the third quarter of 2019 increased $17 million, or 5 percent, compared to the same period in 2018. Operating profit increased approximately $45 million due to higher risk retirements on energy programs and about $15 million for integrated air and missile defense programs due to higher risk retirements and higher volume (primarily THAAD and PAC-3), partially offset by charges for performance matters on an air and missile defense development program. These increases were partially offset by a decrease of approximately $40 million for sensors and global sustainment programs due to lower risk retirements (primarily Low Altitude Navigation and Targeting Infrared for Night (LANTIRN®) and Sniper Advanced Targeting Pod (SNIPER®)). Adjustments not related to volume, including net profit booking rate adjustments and other matters, were $30 million lower in the third quarter of 2019 compared to the same period in 2018.

Rotary and Mission Systems

(in millions)	Quarters Ended		Nine Months Ended
	Sept. 29, 2019	Sept. 30, 2018	Sept. 29, 2019	Sept. 30, 2018
Net sales	$3,709	$3,848	$11,239	$10,637
Operating profit	$342	$361	$1,068	$1,013
Operating margin	9.2%	9.4%	9.5%	9.5%

RMS’ net sales in the third quarter of 2019 decreased $139 million, or 4 percent, compared to the same period in 2018. The decrease was primarily attributable to lower net sales of approximately $160 million for Sikorsky helicopter programs due to lower volume (primarily Black Hawk production and mission systems programs). This decrease was partially offset by an increase of approximately $40 million for various C6ISR (command, control, communications, computers, cyber, combat systems, intelligence, surveillance, and reconnaissance) programs due to higher volume.

RMS’ operating profit in the third quarter of 2019 decreased $19 million, or 5 percent, compared to the same period in 2018. Operating profit decreased approximately $50 million for integrated warfare systems and sensors (IWSS) programs due to lower risk retirements (primarily Radar Surveillance Systems programs). This decrease was partially offset by an increase of about $20 million for Sikorsky helicopter programs due to risk retirements on commercial after-market programs and better cost performance across the portfolio; and about $10 million for training and logistics solutions (TLS) programs due to lower program charges. Adjustments not related to volume, including net profit booking rate adjustments and other matters, were about $35 million lower in the third quarter of 2019 compared to the same period in 2018.

Space

(in millions)	Quarters Ended		Nine Months Ended
	Sept. 29, 2019	Sept. 30, 2018	Sept. 29, 2019	Sept. 30, 2018
Net sales	$2,683	$2,555	$8,021	$7,318
Operating profit	$309	$293	$931	$831
Operating margin	11.5%	11.5%	11.6%	11.4%

Space’s net sales in the third quarter of 2019 increased $128 million, or 5 percent, compared to the same period in 2018. The increase was primarily attributable to higher net sales of approximately $100 million for government satellite programs due to higher volume (primarily Next Generation Overhead Persistent Infrared (Next Gen OPIR) and Global Positioning System (GPS) III) and about $95 million for strategic and missile defense programs due to higher volume (primarily new hypersonic development programs). These increases were partially offset by a decrease of $35 million due to lower volume on the Orion program and a decrease of $25 million due to lower volume on commercial satellite programs.

Space’s operating profit in the third quarter of 2019 increased $16 million, or 5 percent, compared to the same period in 2018. Operating profit increased approximately $10 million due to higher equity earnings for ULA and $10 million for commercial satellite programs, which reflect a lower amount of charges recorded for performance matters. These increases were partially offset by a decrease of approximately $10 million for government satellite programs due to lower risk retirements. Adjustments not related to volume, including net profit booking rate adjustments and other matters, were comparable in the third quarter of 2019, to the same period in 2018.

Total equity earnings recognized by Space (primarily ULA) represented approximately $55 million, or 18 percent of Space’s operating profit in the third quarter of 2019, compared to approximately $45 million, or 15 percent in the third quarter of 2018.

Income Taxes

The corporation’s effective income tax rate was 9.7 percent in the third quarter of 2019, compared to 6.5 percent in the third quarter of 2018. The rate for the third quarter of 2019 benefited from $62 million, or $0.22 per share, of additional tax deductions for the prior year, primarily attributable to foreign derived intangible income treatment based on proposed tax regulations released on March 4, 2019 and our change in tax accounting method, reflecting a 2012 Court of Federal Claims decision, which held that the tax basis in certain assets should be increased and realized upon the assets’ disposition. The rate for the third quarter of 2018 benefited from $148 million, or $0.52 per share, of additional tax deductions for the prior year, primarily attributable to true-ups to the net one-time charges related to the Tax Cuts and Jobs Act enacted on December 22, 2017 and additional tax deductions from the corporation's change in tax accounting method reflecting the 2012 Court of Federal Claims decision. The rates for both periods benefited from tax deductions for dividends paid to the corporation's defined contribution plans with an employee stock ownership plan feature, tax deductions for foreign derived intangible income, tax deductions for employee equity awards, and the research and development tax credit.
Use of Non-GAAP Financial Measures
This news release contains the following non-generally accepted accounting principles (non-GAAP) financial measures (as defined by U.S. Securities and Exchange Commission (SEC) Regulation G). While the corporation believes that these non-GAAP financial measures may be useful in evaluating the financial performance of Lockheed Martin Corporation, this information should be considered supplemental and is not a substitute for financial information prepared in accordance with GAAP. In addition, the corporation’s definitions for non-GAAP financial measures may differ from similarly titled measures used by other companies or analysts.
Business segment operating profit represents the total earnings from the corporation’s business segments before unallocated income and expense. This measure is used by the corporation’s senior management in evaluating the performance of its business segments and is a performance goal in the corporation’s annual incentive plan. Business segment operating margin is calculated by dividing business segment operating profit by sales. The table below reconciles the non-GAAP measure business segment operating profit with the most directly comparable GAAP financial measure, consolidated operating profit included in the corporation’s 2019 financial outlook.

	(in millions)	2019 Financial Outlook
		Current Update	July Outlook

	Business segment operating profit (non-GAAP)	~$6,425	$6,325 - $6,475
	FAS/CAS operating adjustment[1]	~2,050	~2,050
	Other, net	~(125)	~(115)
	Consolidated operating profit (GAAP)	~$8,350	$8,260 - $8,410

1
Refer to the supplemental table "Other Financial and Operating Information" included in this news release for a detail of the FAS/CAS operating adjustment, which excludes $575 million of expected non-service FAS cost that will be recorded in other non-operating expense, net.

Conference Call Information

Lockheed Martin Corporation will webcast live its third quarter 2019 earnings results conference call (listen-only mode) on Tuesday, Oct. 22, 2019, at 11:00 a.m. ET. The live webcast and relevant financial charts will be available for download on the Lockheed Martin Investor Relations website at www.lockheedmartin.com/investor.

For additional information, visit our website: www.lockheedmartin.com.

About Lockheed Martin

Headquartered in Bethesda, Maryland, Lockheed Martin Corporation is a global security and aerospace company that employs approximately 105,000 people worldwide and is principally engaged in the research, design, development, manufacture, integration and sustainment of advanced technology systems, products and services.

# # #

Media Contact:
Jarrod Agen, 301-897-6412; jarrod.p.agen@lmco.com

Investor Relations Contacts:
Greg Gardner, 301-897-6584; greg.m.gardner@lmco.com
Kelly Stevens, 301-897-6455; kelly.stevens@lmco.com

Forward-Looking Statements

This news release contains statements that, to the extent they are not recitations of historical fact, constitute forward-looking statements within the meaning of the federal securities laws, and are based on Lockheed Martin’s current expectations and assumptions. The words “believe,” “estimate,” “anticipate,” “project,” “intend,” “expect,” “plan,” “outlook,” “scheduled,” “forecast” and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially due to factors such as:

•
our reliance on contracts with the U.S. Government, which are conditioned upon the availability of funding and can be terminated by the U.S. Government for convenience, and our ability to negotiate favorable contract terms;

•
budget uncertainty; affordability initiatives; the impact of continuing resolution funding mechanisms and the potential for a government shutdown (including the potential that we work on unfunded contracts to preserve their cost and/or schedule);

•	risks related to the development, production, sustainment, performance, schedule, cost and requirements of complex and technologically advanced programs including our largest, the F-35 program;

•	planned production rates for significant programs; compliance with stringent performance and reliability standards; materials availability;

•	the performance and financial viability of key suppliers, teammates, ventures, venture partners, subcontractors and customers;

•
economic, industry, business and political conditions including their effects on governmental policy and government actions that disrupt our supply chain or prevent the sale or delivery of our products (such as delays in obtaining Congressional approvals for exports requiring Congressional notification);

•	trade policies or sanctions (including the impact of U.S. Government sanctions on Turkey and Turkey’s removal from the F-35 program and potential sanctions on the Kingdom of Saudi Arabia);

•	our success expanding into and doing business in adjacent markets and internationally and the differing risks posed by international sales;

•	changes in foreign national priorities and foreign government budgets;

•
the competitive environment for our products and services, including increased pricing pressures, aggressive pricing in the absence of cost realism evaluation criteria, competition from outside the aerospace and defense industry, and increased bid protests;

•	the timing and customer acceptance of product deliveries;

•	our ability to continue to innovate and develop new products and to attract and retain key personnel and transfer knowledge to new personnel; the impact of work stoppages or other labor disruptions;

•	the impact of cyber or other security threats or other disruptions to our businesses;

•	our ability to implement and continue, and the timing and impact of, capitalization changes such as share repurchases and dividend payments;

•	our ability to recover costs under U.S. Government contracts and changes in contract mix;

•	the accuracy of our estimates and projections;

•
timing and estimates regarding pension funding and movements in interest rates and other changes that may affect pension plan assumptions, stockholders’ equity, the level of the FAS/CAS adjustment and actual returns on pension plan assets;

•	the successful operation of ventures that we do not control and our ability to recover our investments;

•	realizing the anticipated benefits of acquisitions or divestitures, ventures, teaming arrangements or internal reorganizations;

•	our efforts to increase the efficiency of our operations and improve the affordability of our products and services;

•
risk of an impairment of our assets, including the potential impairment of goodwill, intangible assets and inventory recorded as a result of the acquisition of the Sikorsky business and the potential further impairment of our equity investment in Advanced Military Maintenance, Repair and Overhaul Center LLC (AMMROC);

•	the availability and adequacy of our insurance and indemnities;

•
the effect of changes in (or in the interpretation of) procurement and other regulations and policies affecting our industry, including export of our products, cost allowability or recovery, aggressive government positions on the use and ownership of intellectual property and potential changes to the DoD’s acquisition regulations relating to progress payments and performance-based payments and a preference for fixed-price contracts;

•	the effect of changes in accounting, taxation, or export laws, regulations, and policies; and

•
the outcome of legal proceedings, bid protests, environmental remediation efforts, government investigations or government allegations that we have failed to comply with law, other contingencies and U.S. Government identification of deficiencies in our business systems.

These are only some of the factors that may affect the forward-looking statements contained in this news release. For a discussion identifying additional important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, see the corporation’s filings with the U.S. Securities and Exchange Commission including, but not limited to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in the corporation’s Annual Report on Form 10-K for the year ended Dec. 31, 2018 and subsequent quarterly reports on Form 10-Q. The corporation’s filings may be accessed through the Investor Relations page of its website, www.lockheedmartin.com/investor, or through the website maintained by the SEC at www.sec.gov.

The corporation’s actual financial results likely will be different from those projected due to the inherent nature of projections. Given these uncertainties, forward-looking statements should not be relied on in making investment decisions. The forward-looking statements contained in this news release speak only as of the date of its filing. Except where required by applicable law, the corporation expressly disclaims a duty to provide updates to forward-looking statements after the date of this news release to reflect subsequent events, changed circumstances, changes in expectations, or the estimates and assumptions associated with them. The forward-looking statements in this news release are intended to be subject to the safe harbor protection provided by the federal securities laws.

Lockheed Martin Corporation
Consolidated Statements of Earnings1
(unaudited; in millions, except per share data)

		Quarters Ended		Nine Months Ended
		Sept. 29, 2019	Sept. 30, 2018	Sept. 29, 2019	Sept. 30, 2018
	Net sales	$15,171	$14,318	$43,934	$39,351
	Cost of sales[2]	(13,108)	(12,397)	(37,690)	(34,019)
	Gross profit	2,063	1,921	6,244	5,332
	Other income, net[3]	42	42	152	151
	Operating profit	2,105	1,963	6,396	5,483
	Interest expense	(162)	(177)	(496)	(497)
	Other non-operating expense, net	(162)	(211)	(491)	(631)
	Earnings before income taxes	1,781	1,575	5,409	4,355
	Income tax expense[4]	(173)	(102)	(677)	(562)
	Net earnings	$1,608	$1,473	$4,732	$3,793
	Effective tax rate	9.7%	6.5%	12.5%	12.9%

	Earnings per common share
	Basic	$5.70	$5.18	$16.77	$13.31
	Diluted	$5.66	$5.14	$16.66	$13.21

	Weighted average shares outstanding
	Basic	282.0	284.3	282.2	284.9
	Diluted	283.9	286.7	284.0	287.2

	Common shares reported in stockholders’ equity at end of period			281	283

1
The corporation closes its books and records on the last Sunday of the calendar quarter to align its financial closing with its business processes, which was on Sept. 29 for the third quarter of 2019 and Sept. 30 for the third quarter of 2018. The consolidated financial statements and tables of financial information included herein are labeled based on that convention. This practice only affects interim periods, as the corporation's fiscal year ends on Dec. 31.

2
In the first nine months of 2018, the corporation recognized severance and restructuring charges totaling $96 million ($76 million, or $0.26 per share, after tax) associated with planned workforce reductions and the consolidation of certain operations at the corporation’s Rotary and Mission Systems business segment.

3
In the first nine months of 2019, the corporation recognized a previously deferred non-cash gain of $51 million ($38 million, or $0.13 per share, after tax) related to properties sold in 2015 as a result of completing its remaining obligations.

4
Net earnings for the quarter and the first nine months of 2019 include benefits of $62 million ($0.22 per share) and $127 million ($0.45 per share), respectively, for additional tax deductions for the prior year, primarily attributable to foreign derived intangible income treatment based on proposed tax regulations released on March 4, 2019 and our change in tax accounting method. Net earnings for the quarter and the first nine months of 2018 include benefits of $148 million ($0.52 per share) and $152 million ($0.53 per share), respectively, for additional tax deductions for the prior year, primarily attributable to true-ups to the net one-time charges related to the Tax Cuts and Jobs Act enacted on Dec. 22, 2017 and our change in tax accounting method.

Lockheed Martin Corporation
Business Segment Summary Operating Results
(unaudited; in millions)

		Quarters Ended			Nine Months Ended
		Sept. 29, 2019	Sept. 30, 2018	% Change	Sept. 29, 2019	Sept. 30, 2018	% Change
	Net sales
	Aeronautics	$6,178	$5,642	10%	$17,312	$15,361	13%
	Missiles and Fire Control	2,601	2,273	14%	7,362	6,035	22%
	Rotary and Mission Systems	3,709	3,848	(4)%	11,239	10,637	6%
	Space	2,683	2,555	5%	8,021	7,318	10%
	Total net sales	$15,171	$14,318	6%	$43,934	$39,351	12%

	Operating profit
	Aeronautics	$665	$600	11%	$1,842	$1,646	12%
	Missiles and Fire Control	349	332	5%	1,093	872	25%
	Rotary and Mission Systems	342	361	(5)%	1,068	1,013	5%
	Space	309	293	5%	931	831	12%
	Total business segment operating profit	1,665	1,586	5%	4,934	4,362	13%
	Unallocated items
	FAS/CAS operating adjustment	513	451		1,537	1,353
	Severance and restructuring charges[1]	—	—		—	(96)
	Other, net[2]	(73)	(74)		(75)	(136)
	Total unallocated items	440	377	17%	1,462	1,121	30%
	Total consolidated operating profit	$2,105	$1,963	7%	$6,396	$5,483	17%

	Operating margin
	Aeronautics	10.8%	10.6%		10.6%	10.7%
	Missiles and Fire Control	13.4%	14.6%		14.8%	14.4%
	Rotary and Mission Systems	9.2%	9.4%		9.5%	9.5%
	Space	11.5%	11.5%		11.6%	11.4%
	Total business segment operating margin	11.0%	11.1%		11.2%	11.1%

	Total consolidated operating margin	13.9%	13.7%		14.6%	13.9%

1
In the first nine months of 2018, the corporation recognized severance and restructuring charges totaling $96 million ($76 million, or $0.26 per share, after tax) associated with planned workforce reductions and the consolidation of certain operations at the corporation's Rotary and Mission Systems business segment.

2
In the first nine months of 2019, the corporation recognized a previously deferred non-cash gain of $51 million ($38 million, or $0.13 per share, after tax) related to properties sold in 2015 as a result of completing its remaining obligations.

Lockheed Martin Corporation
Consolidated Balance Sheets
(in millions, except par value)

		Sept. 29, 2019	Dec. 31, 2018
		(unaudited)
	Assets
	Current assets
	Cash and cash equivalents	$2,539	$772
	Receivables, net	2,384	2,444
	Contract assets	11,004	9,472
	Inventories	3,474	2,997
	Other current assets	402	418
	Total current assets	19,803	16,103

	Property, plant and equipment, net	6,240	6,124
	Goodwill	10,762	10,769
	Intangible assets, net	3,278	3,494
	Deferred income taxes	2,912	3,208
	Other noncurrent assets[1]	6,280	5,178
	Total assets	$49,275	$44,876

	Liabilities and equity
	Current liabilities
	Accounts payable	$2,904	$2,402
	Contract liabilities	6,777	6,491
	Salaries, benefits and payroll taxes	2,308	2,122
	Current maturities of long-term debt and commercial paper	900	1,500
	Other current liabilities[1]	2,626	1,883
	Total current liabilities	15,515	14,398

	Long-term debt, net	12,652	12,604
	Accrued pension liabilities	11,436	11,410
	Other postretirement benefit liabilities	677	704
	Other noncurrent liabilities[1]	5,058	4,311
	Total liabilities	45,338	43,427

	Stockholders’ equity
	Common stock, $1 par value per share	281	281
	Additional paid-in capital	—	—
	Retained earnings	17,265	15,434
	Accumulated other comprehensive loss	(13,653)	(14,321)
	Total stockholders’ equity	3,893	1,394
	Noncontrolling interests in subsidiary	44	55
	Total equity	3,937	1,449
	Total liabilities and equity	$49,275	$44,876

1
Effective Jan. 1, 2019, the corporation adopted Accounting Standards Update (ASU) 2016-02, Leases (Topic 842). As of Sept. 29, 2019, right-of-use operating lease assets were $984 million and operating lease liabilities were $1.1 billion. Approximately $818 million of operating lease liabilities were classified as noncurrent. There was no impact to the corporation's consolidated statements of earnings or cash flows as a result of adopting this standard. The 2018 periods were not restated for the adoption of ASU 2016-02.

Lockheed Martin Corporation
Consolidated Statements of Cash Flows
(unaudited; in millions)

	Nine Months Ended
	Sept. 29, 2019	Sept. 30, 2018
Operating activities
Net earnings	$4,732	$3,793
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	867	857
Stock-based compensation	158	148
Severance and restructuring charges	—	96
Gain on property sale	(51)	—
Changes in assets and liabilities
Receivables, net	60	(151)
Contract assets	(1,532)	(1,777)
Inventories	(477)	(172)
Accounts payable	524	1,237
Contract liabilities	286	(539)
Postretirement benefit plans	828	(3,935)
Income taxes	(117)	729
Other, net	543	635
Net cash provided by operating activities	5,821	921

Investing activities
Capital expenditures	(841)	(819)
Other, net	38	146
Net cash used for investing activities	(803)	(673)

Financing activities
Dividends paid	(1,881)	(1,725)
Repurchases of common stock	(710)	(826)
(Repayments of) proceeds from commercial paper, net	(600)	490
Other, net	(60)	(151)
Net cash used for financing activities	(3,251)	(2,212)

Net change in cash and cash equivalents	1,767	(1,964)
Cash and cash equivalents at beginning of period	772	2,861
Cash and cash equivalents at end of period	$2,539	$897

Lockheed Martin Corporation
Consolidated Statement of Equity
(unaudited; in millions)

		Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity	Noncontrolling Interests in Subsidiary	Total Equity
	Balance at Dec. 31, 2018	$281	$—	$15,434	$(14,321)	$1,394	$55	$1,449
	Net earnings	—	—	4,732	—	4,732	—	4,732
	Other comprehensive income, net of tax[1]	—	—	—	668	668	—	668
	Repurchases of common stock	(2)	(366)	(350)	—	(718)	—	(718)
	Dividends declared[2]	—	—	(2,551)	—	(2,551)	—	(2,551)
	Stock-based awards, ESOP activity and other	2	366	—	—	368	—	368
	Net decrease in noncontrolling interests in subsidiary	—	—	—	—	—	(11)	(11)
	Balance at Sept. 29, 2019	$281	$—	$17,265	$(13,653)	$3,893	$44	$3,937

1	Primarily represents the reclassification adjustment for the recognition of prior period amounts related to pension and other postretirement benefit plans.
2	Represents dividends of $2.20 per share declared for each of the first, second and third quarters of 2019 and dividends of $2.40 per share declared for the fourth quarter of 2019.

Lockheed Martin Corporation
Other Financial and Operating Information
(unaudited; in millions, except for aircraft deliveries and weeks)

		2019 Outlook	2018 Actual
	Total FAS expense and CAS costs
	FAS pension expense	$(1,090)	$(1,431)
	Less: CAS pension cost	2,565	2,433
	Net FAS/CAS pension adjustment	$1,475	$1,002

	Service and non-service cost reconciliation
	FAS pension service cost	$(515)	$(630)
	Less: CAS pension cost	2,565	2,433
	FAS/CAS operating adjustment	2,050	1,803
	Non-operating FAS pension cost[1]	(575)	(801)
	Net FAS/CAS pension adjustment	$1,475	$1,002

1
The corporation records the non-service cost components of FAS pension expense as part of other non-operating expense, net in the consolidated statements of earnings. The non-service cost components in the table above relate only to the corporation's qualified defined benefit pension plans. The corporation expects total non-service costs for its qualified defined benefit pension plans in the table above, along with non-service costs for its other postretirement benefit plans of $115 million, to total $690 million for 2019. The corporation recorded non-service costs for its other postretirement benefit plans of $67 million in 2018, in addition to its total non-service costs for its qualified defined benefit pension plans in the table above, for a total of $868 million in 2018.

Backlog	Sept. 29, 2019	Dec. 31, 2018
Aeronautics	$49,426	$55,601
Missiles and Fire Control	26,973	21,363
Rotary and Mission Systems	31,867	31,320
Space	29,089	22,184
Total backlog	$137,355	$130,468

	Quarters Ended		Nine Months Ended
Aircraft Deliveries	Sept. 29, 2019	Sept. 30, 2018	Sept. 29, 2019	Sept. 30, 2018
F-35	28	20	83	59
C-130J	6	7	19	18
C-5	—	1	—	4
Government helicopter programs	20	28	61	75
Commercial helicopter programs	—	1	—	2
International military helicopter programs	2	4	5	5

Number of Weeks in Reporting Period	2019	2018
First quarter	13	12
Second quarter	13	13
Third quarter	13	14
Fourth quarter	13	13